UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2008

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

Sara Lee Corporation today announced that, on July 16, 2008, it concluded that certain of its goodwill and other assets were impaired and that it would be required to record a non-cash charge ranging between $865 million and $975 million, or $(1.17) to $(1.32) per share, in the fiscal fourth quarter ended June 28, 2008. Sara Lee does not expect to make any cash expenditures related to this charge. The components of this charge are described below.

Sara Lee tests goodwill and intangible assets not subject to amortization for impairments in the second quarter of each fiscal year and at other times if a significant event or change in circumstances indicates that it is more likely than not that the fair value of these intangible assets has been reduced. Based on the results of the fiscal 2008 second quarter annual test, Sara Lee concluded that it was reasonably likely that goodwill for two reporting units - Spanish bakery and North American Foodservice bakery - might become impaired in future periods if operating earnings for those two reporting units did not continue to improve. During the second half of fiscal 2008, these two reporting units did not show the level of earnings improvement management expected and, as a result, they are not expected to generate sufficient profitability to support the goodwill resulting from Sara Lee's acquisition of The Earthgrains Company in August 2001. Management determined that it was more likely than not that the goodwill related to these two reporting units is impaired because the fair values are less than their respective carrying amounts.

Sara Lee performed the prescribed goodwill impairment test for these two reporting units in the fourth quarter in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Although the fair value measurement component of this analysis is not yet complete, management currently estimates that the aggregate goodwill impairment charge for the Spanish Bakery and North American Foodservice bakery reporting units will be between $800 million and $900 million. No tax benefit will be recognized for this impairment charge.

In addition to the goodwill impairment charge described above, in the fourth quarter of fiscal 2008 Sara Lee concluded that certain assets in its Foodservice segment should be classified as held-for-disposal in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS 144). Sara Lee has received a non-binding offer for these assets, which indicates that the fair value is less than the carrying value. Accordingly, management has concluded that it will record a non-cash pre tax impairment charge between $45 million and $50 million related to the fixed assets and trademarks of the disposal group.

Also during the fourth quarter of fiscal 2008, management decided to close a production facility in North America and tested the net assets for impairment under the held and used model outlined in SFAS 144. Management estimated the fair value of the property and trademark and expects to record a non-cash pre tax impairment charge between $20 million and $25 million.

A copy of the press release is attached as Exhibit 99 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99 Press release dated July 22, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

July 22, 2008	By:	L.M. (Theo) de Kool

Name: L.M. (Theo) de Kool
Title: Executive Vice President and Chief Financial and Administrative Officer (Principal Accounting Officer)

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Exhibit Index

Exhibit No.	Description

99	Press release - July 22, 2008